EXHIBIT 4

AGREEMENT

This agreement, effective January 16, 2013 (this "Agreement"), is by and among the persons and entities listed on Exhibit A hereto (collectively, "Clinton Stockholders," or individually "Clinton Stockholder") and Digital Generation, Inc. ("DG" or the "Company").  In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I.           DEFINITIONS

1.1           Defined Terms.

For purposes of this Agreement:

(a)	"2012 Annual Meeting" shall mean the Company's 2012 annual meeting of stockholders, scheduled to be held on February 21, 2013.

(b)	"2013 Annual Meeting" shall mean the Company's 2013 annual meeting of stockholders.

(c)	"2013 Class" shall mean the class of DG Board members whose term expires at the 2013 Annual Meeting or when his or her successor has been elected.

(d)	"2014 Class" shall mean the class of DG Board members whose term expires at the Company's 2014 annual meeting of stockholders or when his or her successor has been elected.

(e)
"2015 Class" shall mean the class of DG Board members whose term expires at the Company's 2015 annual meeting of stockholders or when his or her successor has been elected and that will be nominated to the Board at the 2012 Annual Meeting.

(f)
"Affiliate" or "Affiliates" shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(g)	"Beneficial Owner" or "Beneficial Ownership" shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

(h)	"Board" shall mean the board of directors of DG.

(i)	"Group" shall have the same meanings as set forth in Rule 13d-5 promulgated by the SEC under the Exchange Act.

(j)	The "Clinton Suggested Nominees" shall refer to Peter Markham and Melissa Fisher.

(k)
"Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(l)
"Support Period" shall mean the earliest of (i) the 61st day prior to the date set by the Board for the 2013 Annual Meeting, (ii) 15 days prior to the last day upon which a notice to the Secretary of the Company of nominations of persons for election to the Board or the proposal of other business at the 2013 Annual Meeting would be considered timely under the Company's then-current bylaws,  (iii) in the event of material breach by the Company of its obligations under this Agreement, 10 days after the Clinton Stockholders deliver notice of such breach unless such breach is cured during such 10-day period, or (iv) September 1, 2013.

(m)
 "Transaction" shall mean any material tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction (or series of related transactions) involving the Company or any of its material subsidiaries or joint ventures or any of their respective securities, in each case that requires a vote of the Company's stockholders.

Item 1.                II. REPRESENTATIONS

Item 2.  2.1       Authority; Binding Agreement.

(a)
The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect, (ii) does not require the approval of the shareholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the Certificate of Incorporation of the Company or the Bylaws of the Company (as amended and restated, the "Bylaws") or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument except to the extent with respect to this Section 2.1(a)(iii), such breach, default, lien, charge, restriction, claim, encumbrance or penalty would not have an adverse effect on the ability of the Company to perform its obligations under this Agreement.

(b)
Each of the Clinton Stockholders represents and warrants, severally and not jointly, that this Agreement and the performance by such Clinton Stockholders of its obligations hereunder (i) has been duly authorized, executed and delivered by such Clinton Stockholders, and is a valid and binding obligation of such Clinton Stockholders, enforceable against such Clinton Stockholders in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect,  (ii) does not require approval by any owners or holders of any equity interest in such Clinton Stockholders (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of such Clinton Stockholders, as amended, or any provision of any agreement or other instrument to which such Clinton Stockholders or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument except to the extent with respect to this Section 2.1(b)(iii), such breach, default, lien, charge, restriction, claim, encumbrance or penalty would not have an adverse effect on the ability of the Clinton Stockholders to perform their obligations under this Agreement.

2.2           Beneficial Ownership.

Clinton Magnolia Master Fund, Ltd., Clinton Spotlight Master Fund, L.P., Clinton Group, Inc., Clinton Special Opportunities Master Fund, Ltd., Clinton Relational Opportunity Master Fund, L.P. and George Hall represent that they are the Beneficial Owners of 1,631,380 shares of the Company's common stock, as disclosed in Schedule 13D jointly filed by Clinton Magnolia Master Fund, Ltd., Clinton Spotlight Master Fund, L.P., Clinton Group, Inc., Clinton Special Opportunities Master Fund, Ltd., Clinton Relational Opportunity Master Fund, L.P. and George Hall on January 14, 2013.

2.3           [Intentionally Blank]

2.4           Board Composition.

The Company represents that it currently has seven Board members, divided into three classes.  The term of one class of Board members expires each year at the annual meeting or until his or her successor has been elected and qualified as detailed below:

David M. Kantor	2012
Lisa C. Gallagher	2012
Scott K. Ginsburg	2013
Neil H. Nguyen	2013
Cecil H. Moore	2014
Jeffrey A. Rich	2014
John R. Harris	2014

III. COVENANTS

3.1           Beneficial Ownership Compliance.

(a)
Clinton Magnolia Master Fund, Ltd., Clinton Spotlight Master Fund, L.P., Clinton Group, Inc., Clinton Special Opportunities Master Fund, Ltd., Clinton Relational Opportunity Master Fund, L.P., and George Hall shall promptly amend their Schedule 13D to report the entry into this Agreement and amending applicable items to conform to their obligations hereunder and shall, upon issuance of the press release attached hereto, withdraw all proposals and nominations previously made with respect to the 2012 Annual Meeting.

3.2           Annual Meetings.

(a)	The Company agrees to use its reasonable best efforts to hold the 2012 Annual Meeting on February 21, 2013.

(b)	The Company agrees to use its reasonable best efforts to hold the 2013 Annual Meeting on or before November 15, 2013.

3.3           Board Representation.

The Company agrees:

(a)
As promptly as practicable following the date of this Agreement (but in no event later than the date of the 2012 Annual Meeting), the Company and the Board, at a duly convened meeting of directors, shall take all actions necessary to increase the size of the Board from seven (7) to eight (8) directors.  The new Board seat will be added to the 2015 Class.

(b)
To include the two Clinton Suggested Nominees or their Replacement (as defined herein) in the Board of Directors' slate of nominees for election as directors of the Company at the 2012 Annual Meeting, with such directors, if elected, to become members of the 2015 Class.

(c)
To use its reasonable best efforts to cause the election of the Clinton Suggested Nominees or their Replacements (as defined herein) to the Board at the 2012 Annual Meeting (including recommending that the Company's stockholders vote in favor of the election of the Clinton Suggested Nominees, soliciting proxies in favor of such election and otherwise supporting them for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).

(d)
During the Support Period, to the extent a Clinton Suggested Nominee is unable to serve as a nominee for election as director or to serve as a director, for any reason, the Clinton Stockholders shall have the right to submit the name of a replacement (the "Replacement") to the Company for its reasonable approval and who shall serve as the nominee for election as director or serve as director.  If the proposed Replacement is not approved by the Company, the Clinton Stockholders shall have the right to submit another proposed Replacement to the Company for its reasonable approval.  The Clinton Stockholders shall have the right to continue submitting the name of a proposed Replacement to the Company for its reasonable approval until the Company approves that such Replacement may serve as a nominee for election as director or to serve as a director whereupon such person is appointed as the Replacement.

(e)	At any time, for any reason or for no reason, either Clinton Suggested Nominee may immediately resign from the Board by providing written notice to the Chairman of the Board.

(f)
Notwithstanding the foregoing, the parties agree that the Company may elect to appoint one or both of the Clinton Suggested Nominees to the Board prior to the 2012 Annual Meeting and the Clinton Stockholders shall use their reasonable best efforts to cause the Clinton Suggested Nominees to accept any such appointment.

(g)
Promptly following becoming a member of the Board, each Clinton Suggested Nominee shall be appointed to serve, as qualified, to one of the following committees of the Board: Audit, Compensation and Nominating, with the choice of such committee determined by the Board.

3.4           Support Period.

(a)	During the Support Period:

(i)
The Clinton Stockholders and their Affiliates will cause all of the shares of DG stock of which the Clinton Stockholders are the direct or Beneficial Owner to be present for quorum purposes and to be voted in favor of any and all directors nominated by the Board for election at any meeting of the Company's stockholders so long as the Clinton Suggested Nominees are included in the directors nominated by the Board;

(ii)
The Clinton Stockholders and their Affiliates will cause such shares not to be voted for the removal of any director serving on the Board who has previously been nominated by the Board at the 2012 Annual Meeting or at any special meeting of the stockholders of DG (or any adjournments or postponements thereof); and

(iii)
The Clinton Stockholders and their Affiliates will cause such shares to be voted against, or abstain from voting on, any amendments to the Company's Bylaws or Certificate of Incorporation that have not been recommended by the Board for adoption by the stockholders of DG; provided, however, that the Clinton Stockholders may, in their sole discretion, choose how to vote in connection with approval of any Transaction.

(b)
At all times during the Support Period, the Clinton Stockholders and their Affiliates shall not, directly or indirectly, alone or with others, without the prior written consent of the Company as approved by the Board:

(i)
solicit, or participate in any solicitation of, proxies (as such term is defined in Rule 14a-1 promulgated under the Exchange Act) with respect to any shares of DG stock or become a participant in any election contest relating to the election of directors of the Company;

(ii)
propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals (whether made pursuant to Rule 14a-8 under the Exchange Act or otherwise) or attempt to call a special meeting of stockholders;

(iii)	deposit any shares of DG stock in a voting trust or similar arrangement;

(iv)
take any action to form, join or in any way participate in any partnership, limited partnership, syndicate or other Group with respect to the DG stock or otherwise act in concert with any Person for the purpose of circumventing the provisions or purposes of this Agreement;

(v)	seek or solicit support for (whether publicly or privately), any written consent of stockholders of the Company;

(vi)
encourage, advise or influence any other person or assist any third party in so encouraging, assisting or influencing any Person with respect to the giving or withholding of any proxy vote at the 2012 Annual Meeting or 2013 Annual Meeting in opposition to the Company's slate of nominees for election as directors of the Company;

(vii)	otherwise act in concert with any Person, to seek to control, direct or influence the management, Board (or any individual members thereof), stockholders or policies of the Company;

(viii)	finance or offer to provide financing for an attempt by any Person to engage in any of the activities or actions prohibited or restricted by the terms of this Agreement;

(ix)
make or in any way advance any request or proposal to amend, modify or waive any provision of this Agreement except in a nonpublic and confidential manner which nonpublic and confidential request or proposal, if any, shall be accompanied by a written opinion of counsel, to the effect that such proposal or request and the subject matter thereof, as so presented, does not require disclosure by any party hereto, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act or any rule or regulation promulgated thereunder;

(x)	announce an intention to do, solicit, assist, prompt, induce or attempt to induce others to do, any of the actions restricted or prohibited under subparagraphs (i) through (x) above;

provided, however, that nothing in this Section 3.4 shall prohibit the Clinton Stockholders from publicly stating their views as to any Transaction.

3.5    Public Announcement.

(a)  The Company and the Clinton Stockholders shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit B as soon as practicable on or after the date hereof.

(b)  During the Support Period, each party hereto shall refrain from making, causing to be made, or allowing any of its Affiliates from making, any public statement or announcement that disparages, (a) the Company, its officers or its directors or any person who has served as an officer or director of the Company, (b) any action or matter publicly disclosed by the Company prior to the date of this Agreement, (c) the Clinton Stockholders and the Clinton Stockholders' advisors, their respective employees or any person who has served as an employee of the Clinton Stockholders and the Clinton Stockholders' advisors or (d) any of their respective affiliates, on or following the date hereof.  The foregoing shall not prevent (i) any public statement or announcement with respect to a Transaction or other fundamental corporate change proposed by the Company that requires a vote of the stockholders and that is publicly announced by the Company after the date of this Agreement or (ii) the making of any factual statement in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

IV.           OTHER PROVISIONS

4.1	Specific Enforcement; Special Remedy.

(a) The Company and the Clinton Stockholders each acknowledge and agree that the other party would be irreparably injured in the event that any provision of the Agreement is breached or not performed.  Accordingly, it is agreed that each party shall be entitled to temporary and permanent injunctive relief with respect to each and any breach or purported repudiation of this Agreement by the other and to specifically enforce strict adherence to this Agreement and the terms and provisions hereof against the other in any action instituted in a court of competent jurisdiction, in addition to any other remedy which such aggrieved party may be entitled to obtain.  Moreover, in the event of the breach of any of the provisions of this Agreement, timeliness in obtaining relief is of the essence.

4.2	Amendments.

(b) Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended by a writing signed by the parties, and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) by a writing signed by the party against whom such waiver is to be asserted.

4.3	Notices.

             (c)  All notices and other communications provided for or permitted hereunder shall be made by hand-delivery, prepaid first-class mail, telex, or telecopier:

(a)	if to the Company, to:

Digital Generation, Inc.
750 West John Carpenter Freeway
Suite 700
Irving, TX 75039
Attention:  Sean Markowitz, General Counsel

with copies to:

Latham & Watkins LLP
555 Eleventh Street
Washington, DC 20004
Attention:  William P. O'Neill

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention:  Christopher L. Kaufman

(b)           if to any Clinton Stockholder, to:

    The Clinton Group, Inc.
    9 West 57th Street, 26th Floor
    New York, NY 10019
    Attention: Joseph DePerio and Gregory Taxin

With copies to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:  Marc Weingarten and David Rosewater

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; two business days after being deposited in the mail, postage prepaid, if mailed as aforesaid; when answered back or receipt acknowledged, if telexed or conveyed by electronic mail; and when receipt acknowledged, if telecopied.  Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.  Copies delivered solely to outside counsel shall not constitute adequate notice.

4.4	Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.  This Agreement may not be assigned by you without the prior written consent of the Company.

4.5           No Third Party Beneficiaries.

Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement and any conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and assigns, and for the benefit of no other Person.

4.6	Counterparts.

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

4.7	Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

4.8	Governing Law; Choice of Venue.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within that state.

(b)   Each of the parties hereto: (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury and (iv) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties' principal place of business or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD COMPEL THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

4.9	Waiver; Remedies.

No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

4.10	Attorneys' Fees.

In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

4.11	Severability.

If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision in this Agreement.

4.12	Additional Parties.

Each party and its Affiliates, by its execution of this Agreement, agrees that it is a party to, and bound by, all of the provisions of this Agreement.

4.13	Fees and Expenses.

Neither the Company, on the one hand, nor the Clinton Stockholders, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.

4.14	Interpretation and Construction.

Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

4.15	Entire Agreement.

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

Digital Generation, Inc.

Name:
Title:

Clinton Magnolia Master Fund, Ltd.

By:	Clinton Group, Inc., its investment manager

By:
Name:	Francis Ruchalski
Title:	Chief Financial Officer

Clinton Spotlight Master Fund, L.P.

By:	Clinton Group, Inc., its investment manager

By:
Name:	Francis Ruchalski
Title:	Chief Financial Officer

Clinton Group, Inc.

By:
Name:	Francis Ruchalski
Title:	Chief Financial Officer

Clinton Special Opportunities Master Fund, Ltd.

By:	Clinton Group, Inc., its investment manager

By:
Name:	Francis Ruchalski
Title:	Chief Financial Officer

Clinton Relational Opportunity Master Fund, L.P.

By:	Clinton Group, Inc., its investment manager

By:
Name:	Francis Ruchalski
Title:	Chief Financial Officer

Exhibit A

Clinton Magnolia Master Fund, Ltd.

Clinton Spotlight Master Fund, L.P.

Clinton Group, Inc.

Clinton Special Opportunities Master Fund, Ltd.

Clinton Relational Opportunity Master Fund, L.P.

EXHIBIT B

FOR IMMEDIATE RELEASE

DIGITAL GENERATION AND CLINTON GROUP REACH AGREEMENT TO NOMINATE TWO NEW INDEPENDENT DIRECTORS FOR ELECTION AT 2012 ANNUAL MEETING OF STOCKHOLDERS

Clinton Group Agrees to Support DG's Director Nominees

Special Committee's Exploration of Strategic Alternatives Remains Active and Ongoing

DALLAS, TX—January 16, 2013—DG® (NASDAQ: DGIT), the world's leading ad management and distribution platform, today announced that it has reached an agreement with Clinton Group, Inc., Clinton Magnolia Master Fund, Ltd., Clinton Spotlight Master Fund, L.P., Clinton Special Opportunities Master Fund, Ltd. and Clinton Relational Opportunity Master Fund, L.P. (the "Clinton Group") relating to the Company's 2012 Annual Stockholder Meeting.

Under the terms of the agreement, the Company will nominate Melissa Fisher and Peter Markham for election to three-year terms at its 2012 Annual Meeting on Friday 21, 2013.  DG intends to increase the size of the Board from seven to eight members.  The Clinton Group, which owns approximately 6% of the outstanding shares of DG's common stock, has agreed to vote its shares in support of all DG director nominees at the 2012 Annual Stockholder Meeting.

As previously announced, DG has formed a Special Committee of the Board of Directors composed of three independent directors to review DG's strategic alternatives.  The Special Committee process and the exploration of DG's strategic alternatives remain active and ongoing, and the Special Committee currently is engaged in negotiations regarding DG's strategic alternatives.  DG can offer no assurances that such negotiations will result in a transaction agreement containing terms satisfactory to DG.  DG's strategic alternatives process is expected to be completed in the near future and DG does not intend to disclose developments in this process until such time as the Board of Directors determines to enter into any transaction or  DG otherwise deems further disclosure appropriate.  DG will make disclosures regarding the Special Committee process prior to the 2012 Annual Meeting on February 21, 2013.

"We believe this agreement with the Clinton Group is in the best interests of the Company and all DG stockholders," said Jeffrey Rich, Chair of the DG Nominating and Corporate Governance Committee.  "We welcome the addition of Melissa and Peter and look forward to their participation as Board members.  As a Board we remain focused on driving enhanced value for all of our stockholders, including through the evaluation of strategic alternatives for the Company.

"We are pleased that DG's strategic review process is ongoing and that the Special Committee is working hard to achieve a favorable outcome for stockholders," said George Hall, Chief Executive Officer of the Clinton Group.  "We believe that these two new independent directors will assist DG with its path forward."

Melissa Fisher
Melissa Fisher has more than 15 years of experience in corporate finance and investment banking and has a strong understanding of corporate finance and strategic business planning activities. She most recently served as a Managing Director at Foros, a boutique investment banking firm, from September 2009 to March 2012. While at Foros, she was a member of the Fairness Opinion Committee and focused on technology and media mergers and acquisitions transactions. Prior to that, Ms. Fisher worked in the Technology Mergers & Acquisitions Group of Banc of America Securities LLC, an investment banking subsidiary of Bank of America, most recently as a Managing Director. From August 1998 to 2001, she was in the Mergers & Acquisitions and Communications, Media and Entertainment Groups of Goldman, Sachs & Co. Prior to her work in investment banking, Ms. Fisher was a financial analyst for Fox Television, a division of News Corporation, a global vertically integrated media company. Ms. Fisher received an AB in government from Harvard University and a MBA from Harvard Business School.

Peter Markham
Peter Markham has more than 10 years of experience in corporate finance, including over eight years as an investment banker and three years as an investment professional focusing on companies in the technology, media and telecommunications industries. He has served as Chairman of the Board and the principal executive officer of Granite Broadcasting Corporation, a broadcasting holding company focusing on local TV and digital media, since August 2009. Prior to that, Mr. Markham was a senior investment professional at Silver Point Capital, L.P., a registered investment adviser focused on credit and special situations investments, and its affiliate, Silver Point Europe, LLP, where he led the coverage of the technology, media and telecom verticals across the United States and Europe. From February 1998 to May 2006, Mr. Markham was an investment banker at Daniels & Associates, L.P. He is also a director of Communications Corporation of America, a leading medium-market TV broadcast and digital media company, SPTV LLC, a broadcasting company focusing on Spanish language media, Tablet TV, LLC, a joint venture formed to deliver live TV and datacasting services to mobile devices, and NBR Worldwide, Inc., a television production company. Mr. Markham received a BS in marketing from Clemson University and a MBA from New York University.

The complete agreement between DG and the Clinton Group will be filed in a Form 8-K with the Securities and Exchange Commission.

About DG
DG connects over 11,000 global advertisers and agencies with their targeted audiences through an expansive network of over 6,000 television broadcast stations and over 11,500 web publishers in 75 countries. The Company's television division utilizes best-in-class network and content management technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively. The Company's online division, MediaMind, allows marketers to benefit from optimized management of online advertising campaigns while maximizing data driven advertising. For more information, visit www.DGit.com.

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, and other factors that may cause the strategic alternatives process to fail for a variety of reasons, including factors discussed under the heading "Risk Factors" in DG's Annual Report on form 10-K filed on February 29, 2012 and additional reports DG files with the Securities and Exchange Commission.

Contacts:

Media:
Andy Brimmer / Jamie Moser / Scott Bisang
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Investors:
Dan Burch / Laurie Connell
MacKenzie Partners, Inc.
(212) 929-5500